EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED JANUARY 31, 2011
PAYCHEX NAMES NEW VICE PRESIDENTS OF MARKETING AND HUMAN RESOURCES
Andrew Childs has 25 years experience in marketing, business development, and strategy; Laurie Zaucha is 20-year veteran HR executive
Rochester, NY (January 31, 2011)-Paychex, Inc. today announced the appointment of two new vice presidents. Andrew B. Childs has been named vice president of marketing, a newly created position for the company. Laurie L. Zaucha has been named vice president of human resources and organizational development. She succeeds Will Kuchta, who has announced plans to retire this year. The Paychex Board of Directors has also appointed both new vice presidents officers of the company.
Paychex president and chief executive officer Martin Mucci says, “I look forward to the leadership skills of these experienced executives helping to take Paychex to the next level of success.”
Andrew Childs, Vice President of Marketing
Childs brings 25 years of marketing, business development, and strategy experience to Paychex. Most recently, he was vice president of strategy, solutions, and marketing for management services at Pitney Bowes, a global technology company providing software, hardware, and document-related services to businesses. Prior to that, he was a marketing executive for Mercer, a global consulting, outsourcing, and investment services provider, and for Automatic Data Processing.
“I have said since becoming CEO last fall that we would be putting more focus on marketing, and Andy’s experience and leadership will help us drive results in this area,” says Mucci. “Paychex has a strong, respected brand. With Andy’s guidance, we will further position ourselves as the payroll and HR outsourcing expert for small and medium-sized businesses across America.”
Childs has a Bachelor of Arts degree in chemistry from Harvard University. He begins his new role at Paychex on February 14, 2011.
Laurie Zaucha, Vice President of Human Resources & Organizational Development
Zaucha is a 20-year veteran human resources executive with experience in all aspects of HR, including compensation and benefits, organizational development and training, and employee relations. Most recently, she was senior vice president of human resources for Paetec Holding Corporation, a Fortune 1000 telecommunications company. Prior to that, she was vice president of global compensation and benefits for Bausch & Lomb, Inc.
“Our employees are an essential component of our success, so attracting and retaining the best candidates helps drive our results,” Mucci says. “By bringing someone of Laurie’s caliber and experience to Paychex, we will continue to grow the employee-focused culture that helps make our company an employer of choice, one that the best and brightest want to join.”

Zaucha holds a master’s degree in management from Purdue University and a Bachelor of Science degree in computer information technology from Bentley College. She begins her new position at Paychex on March 7, 2011.
Zaucha will succeed Will Kuchta, who joined Paychex in 1995. As the company’s vice president of organizational development, he has managed the human resources and training departments as well as the government affairs, safety, and security functions. Once Zaucha starts, Kuchta will be responsible for special projects related to government affairs, monitoring legislative initiatives that may impact Paychex products and present new opportunities. He will retire in October 2011.
About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
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Media Contact
Laura Saxby Lynch
Director, Corporate Communications
585-383-3074
lsaxbylynch@paychex.com